Perspective Therapeutics Provides Recent Business Highlights and
Reports 2Q 2025 Results

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[212Pb]VMT-α-NET study update presented at the 2025 ASCO Annual Meeting, based on updated interim results from a Phase 1/2a study in neuroendocrine tumors. As of the April 30, 2025 data cut-off date:
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Four of the initial seven patients enrolled in Cohort 2 experienced objective responses as defined by RECIST v1.1. Three of those patients experienced confirmed response and remained in response. One new first response was subject to confirmation.
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Seven of nine patients in Cohorts 1 and 2 remained free from disease progression after more than one year of follow-up
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[212Pb]VMT-α-NET continued to have a favorable safety profile, with no dose-limiting toxicities and no discontinuations due to adverse events observed among a total of 42 patients who received at least one treatment
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Reached alignment with FDA in June to open Cohort 3 (6.0 mCi) of the [212Pb]VMT-α-NET study. Two patients dosed in Cohort 3 as of July 31, 2025.
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An update of our [212Pb]VMT-α-NET study accepted for presentation at the European Society of Medical Oncology Congress 2025 on October 20, 2025
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Additional updates for all three of our clinical stage potential new medicines expected throughout the next 18 months, with recruitment progressing well
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Cash, cash equivalents and short-term investments of approximately $192M as of June 30, 2025 expected to be sufficient to fund current planned clinical milestones and operational investments into late 2026

SEATTLE – August 13, 2025 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatments for cancers throughout the body, today provided a business update and announced results for the quarter ended June 30, 2025.

“The recent and upcoming scientific data presentations from our clinical programs reflect our companywide commitment to helping cancer patients facing limited treatment options in their disease journey,” said Thijs Spoor, Perspective's CEO. “These clinical data disclosures are enabled by strong participation in our clinical trials and stable supply of all three clinical-stage, proprietary potential new medicines based on our next generation targeted radiopharmaceutical technology platform. We are committed to submitting further updates as appropriate at upcoming scientific forums on patients who have received treatments with our potential new medicines through mid-2026 and beyond.”

Clinical Highlights

VMT-α-NET

We designed [212Pb]VMT-α-NET to target and deliver 212Pb to tumor sites expressing SSTR2.

We are conducting a multi-center, open-label, dose finding, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT).

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Dosing of patients in Cohort 1 at 2.5 mCi per dose, regardless of body weight, started in late 2023. Subsequent review for dose-limiting toxicity (DLT) during the safety observation period by the Safety Monitoring Committee (SMC) led to the SMC recommending that the study move to Cohort 2 at 5.0 mCi, regardless of body weight.

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Dosing of the initial seven patients in Cohort 2 at 5.0 mCi per dose, regardless of body weight, commenced in early 2024. Subsequent review for DLT during the safety observation period in these seven patients by the SMC led to the SMC recommending escalating further in a third cohort and enrolling additional patients at the Cohort 2 dose of 5.0 mCi to better understand efficacy and safety.

During 2Q 2025, enrollment for Cohort 2 closed with an additional 39 patients having received at least one treatment, for a total of 46 patients including the seven who were enrolled for DLT observation.

Cohort 3 opened in June 2025 after alignment was reached with the FDA, as previously agreed prior to the initiation of this study in 2023. The alignment was based on clinical and dosimetry results, with the most recent public presentations from the study being at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting in May 2025 and the Society of Nuclear Medicine and Molecular Imaging (SNMMI) 2025 Annual Meeting in June 2025, respectively. Patients in Cohort 3 will receive up to four fixed administered doses of [212Pb]VMT-α-NET at 6.0 mCi every eight weeks if they weigh more than 60kg (133lb), or 100μCi/kg of body weight if they weigh less than or equal to 60kg.

Since the opening of Cohort 3 was announced on June 21, 2025, two Cohort 3 patients have commenced treatment with VMT-α-NET as of July 31, 2025. As data from Cohort 3 emerge, we will evaluate whether to add additional patients to this cohort after completion of enrolling and observations for the DLT patients (up to eight) or explore alternative dose regimens before nominating a recommended Phase 2 dose.

As of July 31, 2025, the 11 patients who received their first treatments after Cohort 2 reopened in August 2024 through December 2024 have had the opportunity for at least 32 weeks of follow-up since beginning treatment, sufficient time to have completed at least one scan following the full course of treatment.

As disclosed in a press release issued on July 24, 2025, data on [212Pb]VMT-α-NET have been accepted for a Mini Oral presentation at the European Society of Medical Oncology (ESMO) Congress 2025 taking place October 17 to 21 in Berlin. The presentation is scheduled for October 20, 2025 at 9am CEST.

Additionally, we plan to submit to scientific congresses relevant updates on patients dosed to date who have had the opportunity to receive at least one scan after their full treatment, for presentation in the next twelve months.

VMT01

VMT01 is a MC1R-targeted RPT that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy.

We are conducting a multi-center, open-label, dose finding, dose expansion study (clinicaltrials.gov identifier NCT05655312) in previously treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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Following the initial dosing of two patients in Cohort 1 at 3.0 mCi per dose, regardless of body weight, in late 2023 and subsequent review for DLT during the safety observation period, the SMC recommended that the study move to Cohort 2 at 5.0 mCi regardless of body weight.
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In early 2024, Cohort 2 opened for enrollment and commenced dosing.
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The SMC reviewed findings from both cohorts of the study and recommended exploring a lower dose level of 1.5 mCi per dose, both as monotherapy and in combination with the anti-PD-1 antibody nivolumab. The SMC's recommendation allows for the monotherapy and combination cohorts to proceed concurrently. The first patients in the combination and monotherapy cohorts received their first treatments in March and April 2025, respectively.

As of July 31, 2025, a total of five patients had received their initial monotherapy treatments of VMT01 at 1.5 mCi per dose, once every eight weeks for up to three doses. Additionally, two patients had received treatment in the VMT01 1.5 mCi plus nivolumab cohort. Both cohorts are open for enrollment.

We plan to submit to scientific congresses data on each cohort after all patients in the cohort have had the opportunity for at least 24 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment (up to three doses every eight weeks), if they receive all three doses of treatment per protocol.

PSV359

We designed PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb or 68Ga (known as PSV377) to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

Two patients had been treated with [212Pb]PSV359 as of July 31, 2025. Activation activities are underway for additional sites.

Second Quarter 2025 Financial Summary

Cash, cash equivalents, and short-term investments as of June 30, 2025 were approximately $192 million as compared to $227 million as of December 31, 2024. Based on our current plans, which include advancing current clinical programs, progressing multiple pre-IND assets towards clinical trials, as well as building out regional manufacturing sites, we expect to have sufficient funding into late 2026.

As of June 30, 2025, we had approximately 74.3 million shares of common stock and approximately 10.6 million warrants and options to purchase shares of common stock outstanding. All of our outstanding pre-funded warrants were exercised during the second quarter of 2025.

We previously presented our results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of our entire brachytherapy segment to GT Medical in April 2024, the operations of the brachytherapy segment have been classified as discontinued operations in our financial statements. The discussion below pertains to continuing operations unless otherwise noted.

Grant revenue was $0.3 million for the three months ended June 30, 2025, compared to $0.5 million for the three months ended June 30, 2024. Grant revenue was $0.6 million for the six months ended June 30, 2025, compared to $0.9 million for the six months ended June 30, 2024. Grant revenue is derived from our work with the National Institutes of Health.

Research and development expenses were $16.6 million for the three months ended June 30, 2025, compared to $9.3 million for the three months ended June 30, 2024, an increase of approximately 79%. Research and development expenses were $31.0 million for the six months ended June 30, 2025, compared to $16.7 million for the six months ended June 30, 2024, an increase of approximately 85%. The increase in research and development expenses was primarily related to increased clinical site activities, drug product costs and delivery costs along with higher personnel costs, including share-based compensation, as we have hired employees to perform many functions previously outsourced to clinical research organizations.

General and administrative expenses were $7.7 million for the three months ended June 30, 2025, compared to $5.5 million for the three months ended June 30, 2024, an increase of approximately 40%. General and administrative expenses were $15.6 million for the six months ended June 30, 2025, compared to $11.4 million for the six months ended June 30, 2024, an increase of approximately 37%. The increase in general and administrative expenses was primarily due to increased personnel costs, including share-based compensation.

Total operating expenses for the three months ended June 30, 2025 were $24.3 million, compared to $14.8 million for the same period in 2024, an increase of approximately 65%. Total operating expenses for the six months ended June 30, 2025 were $46.5 million, compared to $28.1 million for the same period in 2024, an increase of approximately 65%.

Net loss for the three months ended June 30, 2025 was $21.5 million, or $0.29 loss per basic and diluted share, compared to a net loss of $11.7 million, or $0.18 per basic and diluted share, for the same period in 2024. Net loss for the six months ended June 30, 2025 was $39.7 million, or $0.54 per basic and diluted share, compared to a net loss of $24.0 million, or $0.41 per basic and diluted share, for the same period in 2024. During the three and six months ended 2025, there was a net benefit of $2.0 million and $4.3 million, respectively, in net interest income and other expense.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company's expected cash runway; the Company's preclinical and clinical development plans, and the expected timing thereof; the expected timing for availability and release of clinical data; expectations regarding the potential market opportunities for the Company's product candidates; the potential functionality, capabilities and benefits of the Company's product candidates and the potential application of these product candidates for other disease indications; the Company's expectations, beliefs, intentions, and strategies regarding the future; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the potential impact of changes and disruptions at the FDA on our business; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation, and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions, or failures in the manufacture and supply of the Company's product candidates; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company’s ability to build out its manufacturing facilities and satisfy manufacturing-related regulatory requirements; the Company's ability to maintain and enforce its intellectual property rights; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company's most recent Annual Report on Form 10-K and Quarterly Report on

Form 10-Q filed with the Securities and Exchange Commission (the SEC), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except shares and par value data)

	June 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,849	$61,580
Short-term investments	162,729	165,336
Accounts receivable, net of allowance for doubtful accounts: $381 and $543	225	116
Prepaid expenses and other current assets	4,155	4,128
Total current assets	195,958	231,160
Noncurrent assets:
Property and equipment, net	62,599	57,321
Right-of-use asset, net	1,767	2,215
Intangible assets, in-process research and development	50,000	50,000
Other assets, net	401	405
Total assets	$310,725	$341,101

LIABILITIES AND STOCKHOLDERSʼ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,048	$10,343
Lease liability	847	957
Accrued personnel expenses	5,037	5,478
Note payable	54	52
Deferred Income	-	1,400
Total current liabilities	12,986	18,230
Noncurrent liabilities:
Lease liability, net of current portion	1,071	1,428
Note payable, net of current portion	1,597	1,625
Deferred Income, net of current portion	26,600	26,600
Deferred tax liability	2,495	2,495
Other noncurrent liabilities	284	55
Total liabilities	45,033	50,433

Commitments and contingencies

Stockholdersʼ equity:
Preferred stock: $0.001 par value; 7,000,000 shares authorized; 5,000,000 designated Series B convertible; no shares issued	-	-
Common stock: $0.001 par value; authorized 750,000,000 shares; issued 74,262,990 and 70,671,464 shares	74	70
Additional paid-in capital	536,996	522,368
Accumulated other comprehensive income (loss)	3	(51)
Accumulated deficit	(271,381)	(231,719)
Total stockholdersʼ equity	265,692	290,668

Total liabilities and stockholdersʼ equity	$310,725	$341,101

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(Dollars and shares in thousands, except for per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Grant revenue	$290	$526	$632	$851

Operating expenses:
Research and development	16,620	9,275	30,952	16,727
General and administrative	7,709	5,514	15,551	11,392
Total operating expenses	24,329	14,789	46,503	28,119

Operating loss	(24,039)	(14,263)	(45,871)	(27,268)

Non-operating income (expense):
Interest income	2,159	3,076	4,543	4,287
Interest and other expense	(119)	(23)	(247)	(52)
Other income from a related party	-	-	1,400	-
Equity in loss of affiliate	-	(4)	(1)	(6)
Total non-operating income, net	2,040	3,049	5,695	4,229

Net loss from continuing operations	(21,999)	(11,214)	(40,176)	(23,039)
Net gain (loss) from discontinued operations	514	(490)	514	(949)
Net loss	$(21,485)	$(11,704)	$(39,662)	$(23,988)

Basic and diluted loss per share:
Loss from continuing operations	$(0.30)	$(0.17)	$(0.55)	$(0.40)
Gain (loss) from discontinued operations	0.01	(0.01)	0.01	(0.01)
Basic and diluted loss per share	$(0.29)	$(0.18)	$(0.54)	$(0.41)

Weighted average shares used in computing net loss per share:
Basic and diluted	74,235	66,648	73,301	58,079

Unrealized (loss) gain on available-for-sale securities	$(16)	$-	$54	$-
Comprehensive loss	$(21,501)	$(11,704)	$(39,608)	$(23,988)